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                                                                    EXHIBIT 3.5


                           CERTIFICATE OF AMENDMENT
                                      OF
                          FOURTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                        MAINSPRING COMMUNICATIONS, INC.

     Mainspring Communications, Inc. (the "Corporation"), a corporation
                                           -----------
organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendments to the Fourth Amended and Restated Certificate of Incorporation of the
          Corporation:

RESOLVED: That, subject to stockholder approval, the first two paragraphs of
          Article FOURTH of the Corporation's Fourth Amended and Restated Certificate of Incorporation (the "Fourth Amended and Restated
                                             ---------------------------
          Charter"), shall be amended to read in their entirety as follows:
          -------

               "FOURTH.  The total number of shares of stock which the
                ------
          Corporation shall have authority to issue is Two Hundred Sixty-five Million (265,000,000) shares of capital stock, of which (i) Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, with a par value of one cent ($.01) per share (the "Common Stock"), and
                                                         ------------
          (ii) Fifteen Million (15,000,000) shares shall be Preferred Stock, with a par value of one cent ($.01) per share (the "Preferred Stock")
                                                              ---------------
          of which (A) One Million Two Hundred Five Thousand Eight Hundred Eighty-Four (1,205,884) shares of Preferred Stock shall be designated as Series A Preferred Stock; (B) Eight Hundred Ninety-Six Thousand One Hundred Fifty-Nine (896,159) shares of Preferred Stock shall be designated as Series B Preferred Stock; (C) Two Hundred Twenty Five Thousand One Hundred Three (225,103) shares of Preferred Stock shall be designated as the Series C Preferred Stock; (D) One Million Three Hundred Fifteen Thousand Seven Hundred Ninety (1,315,790) shares of Preferred Stock shall be designated as the Series D Preferred Stock;
          (E) Four Million Four Hundred Twenty-six Thousand Six Hundred Sixty-eight (4,426,668) shares of Preferred Stock shall be designated as the Series E Preferred Stock; and (F) Four Hundred Sixty Thousand (460,000) shares shall be designated as the Series X Preferred Stock.

               The balance of the Six Million Five Hundred Thirty-seven Thousand Sixty-three (6,537,063) shares of Preferred Stock shall be undesignated Preferred Stock, and subject to Section I.8(b)(iv) may be designated from time to time by the Board of Directors of the Corporation pursuant to Section 151 of the General Corporation Law of the State of Delaware. As permitted by
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                                     - 2 -

          Section 242(b)(2) of the General Corporation Law of the State of Delaware and subject to Section 1.8 below, the holders of Common Stock shall vote together with the holders of the Preferred Stock as a single class with respect to any proposed amendment hereto that would increase the number of authorized shares of Common Stock or Preferred Stock, with each such share being entitled to such number of votes per share as is provided in this Article Fourth, and the holders of the Common Stock shall not be entitled to a separate class vote with respect thereto."

SECOND: The foregoing amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by vote of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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                                     - 3 -


          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Mark Verdi, its Secretary, this ___ day of ___________, 2000.


                         MAINSPRING COMMUNICATIONS, INC.



                         By:
                            ----------------------------------------------
                            Mark Verdi, Senior Vice President, Finance and Operations, Chief Financial Officer and Secretary